Exhibit 10.2

AGIBOT PTE.LTD

Partner Agreement

This Partner Agreement (“this Agreement”) is signed by and between the following parties on April 15, 2026 (the “Execution Date”) and effective April 16, 2026 (the “Effective Date”):

Party A: AGIBOT PTE.LTD.	Party B： Omnipresent Robotics, LLC
Contact Address:112 Robinson Rd. #03-01Singapore (068902)	Contact Address: 11411 Southern Highlands Pkwy, Suite 190 Las Vegas NV
Contact Person: ERIC NI	Contact Person: Chase Ault
Contact Number:+8613928436956	Contact Number: (702) 591-2359
E-mail Address:nixiaopeng@agibot.com	E-mail Address: chase@ault.com

Both parties, through friendly consultation, have reached consensus whereby Party A shall sell its products to Party B, Party A authorizes Party B to resell its products and Party A shall assist Party B to set up the embodied AI robot data collection center in accordance with the terms hereof. The parties hereby enter into this Agreement for mutual compliance.

1	Cooperation Model

1.1	As Party A’s global strategy partner, subject to Party B executing mutually acceptable purchase order(s) with Party A (or its authorized agents), Party B will purchase the full range of intelligent robots manufactured by Party A from Party A’s authorized agents (with 143 units expected to be purchased over a mutually agreed to period of time). Upon full payment of all equipment price, title and ownership of the equipment shall transfer to Party B. Party B shall have the right to use the equipment (including, without limitation, for data collection purposes), and resell the equipment under Party B’s brand name.

1.2	Party A will support and assist Party B in setting up the robot data collection center and train Party B’s employees in the data collection process. The data collected at the data collection center (the “Collected Data”) shall include data from the products sold by Party A to Party B，excluding any intellectual property rights that are pre-existing as of the Execution Date in Party A’s products, software, algorithms, models, documentation, interfaces, telemetry, diagnostics, logs, or pre-existing data,. Party B shall be the sole owner of all Collected Data and have all rights relating to all Collected Data (including right to sell).

1.3	Both Party shall work together to address compliance with laws issues, including, without limitation, economic and trade sanctions and export control laws and regulations.

2	Term of the Contract

The terms of the contract will be 3 years, from 16th April 2026 to 15th April 2029. For the avoidance of doubt, Party B’s ownership of and right to use the products purchased from Party A, and Party B’s ownership of and right to use the Collected Data (including the right to sell such data) as set forth in Section 1.2, shall survive the termination of this Agreement.

3	Delivery and Payment

3.1	The terms of delivery and payment for Equipment procured from authorized agents of Party A shall be agreed upon between Party B and the relevant agents in a mutually acceptable executed contract between such parties.

3.2	Both party will follow the terms set forth in Section 4 if Party B resells the equipment/ the products under its own branding。

4	Delivery, After-sales Service and Responsibility Allocation

4.1   Party A is responsible for the overall product warranty services according to Party A's warranty policy for each kind of products for products directly sold by Party A to Party B, including but not limited to: repair or replacement of core components, software debugging or upgrades performed by Party A’s technical staff (after providing technical training to Party B, Party B shall be responsible for software debugging or upgrades for end customers), as well as complex product repairs and warranty services that cannot be resolved through remote guidance.

4.2   As a strategy partner, Party B have the following benefit from Party A:

5	Responsibilities of Party A

5.1   Party A or a company authorized by Party A shall provide Party B with promotional documents and materials necessary for product sales and marketing (to assist Party B with reselling the products).

5.2   After the first delivery, Party A or a company authorized by Party A shall provide Party B with business and technical training or relevant training materials.

5.3   In the initial stage, Party A or its authorized company shall provide Party B with comprehensive systematic training free of charge and conduct on-site practical assessments. For subsequent new product releases or major version upgrades, Party A shall organize centralized training, while travel expenses for Party B’s dispatched maintenance staff shall be borne by Party B (provided that Party B approves such expenses in writing beforehand). In other circumstances, Party A or its authorized company shall provide Party B with remote training and technical support.

5.4   Party A or its authorized company shall promptly notify Party B in writing of any significant changes in the products entrusted for distribution, sales terms, prices, or technical specifications, so that Party B can conduct sales and promotion more effectively.

5.5   Party A shall ensure that all products provided comply with all applicable laws and regulations.

6	Responsibilities of Party B

6.1   Party B undertakes that its execution and performance of this Agreement complies with applicable laws and that it will have the capability to fulfill its obligations hereunder when required hereunder, including but not limited to: business qualifications, team size, and operational conditions required to perform this Agreement.

6.2   Party B shall comply with all applicable laws and regulations relating to product promotion or sales.

6.3   Party B shall bear legal liability for its acts of selling products to customers (subject to Party A’s warranty and other obligations set forth herein). Party B shall bear its own sales expenses as well as the expenses of its employed sales personnel.

7	Confidentiality

7.1   Each party shall strictly keep confidential any trade secrets, customer data, product information, and other confidential information of other party obtained by the receiving party in the performance of this Agreement and that is designated by the disclosing party as confidential at the time of exchange between the parties (or shortly thereafter), and shall not disclose such information to any third party without the disclosing party’s written consent. Notwithstanding the foregoing, all of the Collected Data shall always be deemed Party B’s confidential information and subject to the protections of this Section 7 (whether or not designated as confidential), provided, however, that any Collected Data that contains, reflects, incorporates, is derived from, or may reasonably enable inference of Party A’s confidential information, trade secrets, product performance, software behavior, interfaces, model characteristics, training methods, diagnostics, logs, or other proprietary information shall also be deemed Party A’s confidential information, further provided, however, that nothing in this Agreement shall restrict in any way Party’s B ownership of, or right to use or sell, the Collected Data.

7.2   The foregoing confidentiality obligations shall remain effective after the termination or dissolution of this Agreement, until the relevant information becomes legally public or the disclosing party provides written consent to release the confidentiality obligation.

7.3   Except for disclosure to employees who must know such confidential information for the purposes of this Agreement, each party shall not disclose, publicize, or disseminate any confidential information of the other party to any third party in any form. Each party also agrees to adopt reasonable confidentiality measures, no less stringent than those used to protect its own similar confidential information, to safeguard the other party’s confidential information from unauthorized use, disclosure, publication, or leakage.

7.4   Any disclosure of confidential information by a party’s employees, consultants, or affiliates/related companies in breach of this Section 7 shall be deemed a breach of contract by such party.

7.5   This clause shall remain effective until the confidential information under this Agreement is publicly disclosed by the disclosing party, or ceases to be confidential under other lawful circumstances that do not breach any contractual obligations. This clause shall not become invalid due to termination of this Agreement.

8	Intellectual Property Rights

8.1   Party A fully owns the intellectual property rights (including but not limited to copyrights, trademarks, patents, and trade secrets) of the products, services, and/or other deliverables it provides, or holds valid authorization of the relevant intellectual property rights. Unless otherwise agreed in writing by both parties, the execution of this Agreement does not imply or confer any intellectual property license or other rights to Party B, whether expressly or implicitly.

8.2   Party B warrants that it shall never infringe upon or damage the intellectual property rights related to the products, shall not register such intellectual property rights in its own name, shall not manufacture or sell counterfeit versions of the authorized products, and shall safeguard the trade secrets and technical secrets related to the products.

8.3   The obligations set forth in this Section 8 is subject to Party B’s rights over the Collected Data and other rights of Party B as expressly set forth herein.

9	Compliance Clause

9.1   Each party undertakes and guarantees that such party and its affiliates shall comply with all applicable economic and trade sanctions and export control laws and regulations, including but not limited to sanctions resolutions, laws, and regulations enacted and enforced by the United Nations Security Council, China, the United States, and any other country (collectively referred to as “Applicable Export Control Laws”). Party B shall ensure that the products provided by Party A (including hardware and its accessories, components, attachments, embedded or bundled firmware, software and its code, technology and corresponding documents, materials, services, and technical support provided by Party A) shall not be resold, exported, re-exported, or transferred, whether individually or as part of integrated equipment (including but not limited to their original form, separated form, integrated or combined with other products, in any proportion, whether directly or indirectly), to any country or region subject to Applicable Export Control Laws, including but not limited to Cuba, Iran, North Korea, Syria, Crimea, Sudan, Russia, the Donetsk People’s Republic, and the Luhansk People’s Republic, as well as nationals or entities of such countries or regions.

9.2   The products provided by Party A are intended solely for civil use. Party B undertakes and guarantees that it shall not directly or indirectly use the products for, or provide them to end users for: (1) any military purposes; (2) terrorism; or (3) the design, research, development, production, stockpiling, or operation of nuclear, biological, or chemical weapons, missiles, rockets, or other weapons of mass destruction.

9.3   If a party breaches the undertakings and guarantees set forth in this Section 9, it shall be deemed a material breach of this Agreement. The non-breaching party shall have the right to immediately terminate this Agreement, cease supply, or require a company authorized by Party A to cease supply, and terminate after-sales technical support and services for the products, without bearing any liability for breach of contract. Subject to the terms hereof, the breaching party shall fully compensate the other party for such other party's losses due to the breaching party’s breach of this Section 9.

10	Force Majeure

10.1   Force Majeure: Refers to objective circumstances that could not be foreseen at the time this Agreement was concluded, and the occurrence and consequences of which are unavoidable and insurmountable, including but not limited to: (1) natural disasters such as floods, hail, tsunamis, typhoons, droughts, fires, and epidemics; (2) acts of government or political parties such as policies, laws, or regulations enacted by government authorities or ruling parties, or new measures adopted that make the performance of this Agreement impossible; (3) social anomalies such as riots, wars, and strikes (excluding internal labor disputes between the parties), resulting in the inability or delay in performance of this Agreement.

10.2   In the event of any of the above Force Majeure circumstances, the obligations of both parties under this Agreement shall be suspended to the extent and during the period affected by the Force Majeure. Neither party shall be held liable for non-performance of such obligations. However, the affected party shall promptly notify the other party in writing and provide relevant supporting documents.

10.3   In the event of Force Majeure, both parties shall promptly negotiate a solution. The term of this Agreement may be extended accordingly by the duration of the suspension. After the Force Majeure situation ceases, both parties shall continue to perform the Agreement or the negotiated solution within the extended performance period.

10.4   If a Force Majeure event lasts for more than thirty (30) days and continued performance of this Agreement would result in significant adverse impact or make it impossible to continue performance, either party may unconditionally terminate this Agreement.

11	Assignment, Amendment and Termination

11.1   Neither party may assign all or part of its rights or obligations under this Agreement to any third party without the prior written consent of the other party.

This Agreement may only be amended in writing and signed by both parties.

11.2   If any of the following circumstances occur with respect to a breaching party, the non-breaching party shall have the right to unilaterally terminate this Agreement and hold the breaching party liable for breach of contract:

(1)   A party has not materially performed or complied with its obligations under any of the provisions contained in this Agreement, in whole or in part; and such party has not cured such breach within thirty (30) days of receiving written notice of such breach from the non-breaching party.;

(2)   Default in payment exceeding thirty (30) working days.

11.3   If the distribution relationship between the parties is terminated for any reason:

(1)   Party B shall dispose of or return all promotional and other materials related to the products as required by Party A or a company authorized by Party A.

(2)   After termination of this Agreement, product or service sales made prior to the termination date shall remain valid and may continue to be performed by Party A or a company authorized by Party A.

11.4   Sales Agency and Amendments

Party A may facilitate the sale of the Collected Data by Party B. Both parties agree to execute an amendment at a later date to define the scope of sales assistance and the commission rates as mutually agreed upon by both parties.

12	Notice and Service

12.1   All notices relating to this Agreement shall be delivered by mail or email to the contact address/email address specified at the beginning of this Agreement for both parties. Each party shall ensure that the contact information specified at the beginning of this Agreement is true and accurate. If a party’s contact information changes, it shall notify the other party in writing within three (3) days of the change. Otherwise, all notices sent to the contact address/email address specified at the beginning of this Agreement shall be deemed validly delivered, and the consequences shall be borne by the party that changed its information.

12.2   The parties confirm that, in the event of a dispute arising from the performance of this Agreement, the competent arbitration institution/people’s court shall have the right to serve legal documents to the contact address/email address specified at the beginning of this Agreement. Such contact address/email address shall be deemed the valid service address of both parties during the arbitration/litigation/enforcement process.

12.3   Any notice given under this Agreement shall be deemed delivered in the following circumstances:

(1)   If sent by mail, the notice shall be deemed delivered when it is delivered to the recipient’s contact address.

(2)   If sent by email, the notice shall be deemed delivered when it is transmitted to the recipient’s email address.

13	Liability for Breach

13.1   Neither party shall solicit, accept, provide, or grant any benefits outside of the contractual terms to the other party or its agents, employees, or other related personnel, including but not limited to explicit or hidden rebates, cash, shopping cards, goods, securities, travel, or other non-material benefits. Any such conduct shall constitute a material breach of contract.

13.2   A party in breach of this Agreement shall fully compensate the other party for all losses incurred as a result. If litigation/arbitration arises from a breach by either party, the breaching party shall also bear the costs incurred by the other party in handling such litigation/arbitration, including attorney’s fees, litigation fees, arbitration fees, appraisal fees, travel expenses, and other related costs.

13.3   Unless otherwise provided in this Agreement, if either party breaches its obligations under this Agreement, upon receipt of a written notice from the non-breaching party demanding rectification, the breaching party shall immediately cease its breach and continue to perform its obligations in accordance with the Agreement. If the breaching party continues to breach or fails to perform its obligations, the non-breaching party shall, in addition to being entitled to compensation for all actual economic losses, also have the right to terminate this Agreement early in accordance with Section 11.2(1). Notwithstanding the foregoing, neither party shall be liable for any indirect losses suffered by the other party as a result of this Agreement, including but not limited to loss of profits, loss of business revenue, increased operating costs, or damage to goodwill.

14	Governing Law and Dispute Resolution

14.1   This Agreement shall be governed by the law of Republic of Singapore without regard to the conflicts of law provisions thereof.

14.2   Any dispute, controversy or claim arising out of or in connection with this Contract shall first be settled amicably through friendly consultation. If such consultation fails, either party may refer the dispute to the Singapore International Arbitration Centre (SIAC) for a final and exclusive arbitration in accordance with the SIAC Rules in force at the time the arbitration is commenced. The seat of arbitration shall be Singapore; the language of the proceedings shall be English; the arbitral tribunal shall consist of three (3) arbitrator; and the award rendered by the tribunal shall be final and binding on both parties and may be enforced in any court of competent jurisdiction.

15	Miscellaneous

15.1   For any matters not covered in this Agreement, both parties may negotiate separately and sign a written supplementary agreement.

15.2   The appendices under this Agreement form an integral part of this Agreement and have the same legal effect. In case of inconsistency between this Agreement and its appendices, the appendices shall prevail; for matters not stipulated in the appendices, this Agreement shall apply.

15.3   Notwithstanding anything to the contrary herein, the parties shall negotiate and enter into an appendix to this Agreement which shall set forth more detailed terms and specifics for the transactions contemplated by this Agreement. Such appendix will include the following:

(1)	details on the obligations of Party A in connection with setting up the data collection center and related training of Party B’s personnel.
(2)	details on the process and rights and responsibilities of the parties relating to Party B’s right to resell the products under Party B’s branding.
(3)	details on Party’s B’s ownership of and rights over the Collected Data and Party A’s obligations relating to the Collected Data.
(4)	The scope of sales assistance by Party A and the commission rates relating to the sale of Collected Data.
(5)	Cooperation between the parties relating to compliance with laws and regulations.
(6)	Warranty terms, repairs, replacement parts, and technical support for the products/equipment.
(7)	Terms of the purchase orders, including down payment (which shall be 10% due at the signing of the purchase order), timing of the remainder of the payments, timing of shipping and delivery matters.

Each party shall act in good faith and use reasonable best efforts to negotiate and enter into such appendix within 60 days of the Execution Date. If such appendix is not executed by both parties by such date, this Agreement shall automatically terminate.

15.4   This Agreement, upon the date of signing, supersedes all prior oral, written, or other forms of commitments made by both parties regarding the subject matter hereof.

15.5   If one or more provisions of this Agreement are deemed invalid, illegal, unenforceable, or impracticable in any respect, the validity, legality, and enforceability of the other provisions shall not be affected.

15.6   This Agreement is executed in two counterparts, with each party holding one, both of which have equal legal effect.

(The following page contains no substantive text and serves as the signature page)

(This Page Serves as the Signature Page)

Party A (Signature)：AGIBOT PTE.LTD.

Legal Representative/Authorized Representative:

Party B (Signature): Omnipresent Robotics, LLC
Legal Representative/Authorized Representative:

By	Hyperscale Data, Inc., as Managing Member
Milton C. Ault, III, Executive Chairman